Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265776, 333-263793, 333-228830, 333-215406, 333-234598, 333-228828, 333-245664 and 333-245673 on Form S-8 and in Registration Statement No. 333-266377, 333-231584, 333-238850 and 333-249268 on Form S-3 of our report dated March 28, 2023, (which includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) relating to the consolidated financial statements of 9 Meters Biopharma, Inc., as of and for the years ended December 31, 2022 and 2021, included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 28, 2023